EXHIBIT 10.13

                       FINANCING AGREEMENT


     THIS FINANCING AGREEMENT ("Agreement") is made this 20th day of April, 1995, by and among LINEAR MODULATION TECHNOLOGY
LIMITED, an English limited company ("Lender") having its registered office at Sutton Park House, 15 Carshalton Road,
Sutton, Surrey SM1 4LD, England (telecopier number: 44-81-770-1145), ROAMER ONE, INC., a Delaware corporation ("Borrower") having its principal place of business at 19401 South Vermont Avenue, Suite A-205, Torrance, California
90502, U.S.A. (telecopier number: 310-366-7712), INTEK DIVERSIFIED CORPORATION, a Delaware corporation and the corporate parent of Borrower
("Intek") having its principal place of business at 5800 West
Jefferson Boulevard, Los Angeles, California 90016, U.S.A.
(telecopier number: 310-837-0845), SIMMONDS COMMUNICATIONS
LIMITED, an Ontario corporation ("SCL") having its principal place of business at 5255 Yonge Street, Suite 1050, Willowdale,
Ontario M2N 6P4, Canada (telecopier number: 416-221-3800), and, solely with respect to Section 10(e)(i) hereof, ROAMER ONE
HOLDINGS, INC., a Delaware corporation ("ROH") having its principal place of business at 1431 West 117th Street, Cleveland, Ohio 44107, U.S.A. (telecopier number: 310-821-1680).

     WHEREAS, Lender has agreed to supply SCL with Securicor LM
220 MHz 5 Channel trunked radio systems ("Base Stations") and
Securicor LM 3115 220 MHz mobile radios ("Mobile Radios") pursuant to an Equipment Sale Agreement between Lender and SCL of even date herewith (the "Securicor Supply Agreement");

     WHEREAS, SCL has agreed to supply Borrower with two hundred
(200) Base Stations and three thousand six hundred (3,600) Mobile
Radios (collectively, "Systems") pursuant to an Equipment Sale
Agreement between SCL and Borrower (the "Roamer Supply
Agreement");

     WHEREAS, SCL has assigned to Borrower, and Borrower has assumed from SCL, all of SCL's rights and obligations under the Securicor Supply Agreement pursuant to that certain Assignment Agreement among SCL, Borrower and Intek of even date herewith (the "Assignment"); and

     WHEREAS, Lender desires to finance a portion of Borrower's purchase of the Systems on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the premises described above and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. EXTENSION OF CREDIT. Lender shall, on the terms and subject to the conditions hereinafter set forth, finance the purchase by Borrower of Systems having an aggregate purchase price of U.S. $6,838,000 (the "Financed Amount") under the Securicor Supply Agreement. Thereafter, Borrower shall pay the U.S. $1,660,000, or such lesser amount as may be agreed to by Borrower and Lender, purchase price of the remaining Base Stations and/or Mobile Radios on Lender's normal trade terms, which are net sixty (60) days.

     2. PURPOSE OF FINANCING. Borrower has entered into certain management and option agreements with the holders of licenses (the "Licenses") issued by the U.S. Federal

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Communications Commission ("FCC") to install and operate Systems.
The purpose of this Agreement is to finance the purchase by Borrower of some of the Systems to be installed and operated in certain of the market areas designated in the Licenses.

     3. REPAYMENT TERMS. The terms of Lender's extension of credit to Borrower hereunder are as follows:

          (a) AGREEMENT TO REPAY. Borrower agrees to repay, and pay interest on, the Financed Amount on the terms and subject to the conditions set forth below and to pay all other amounts due relative to the collection and enforcement of the Financing Documents (as hereafter defined).

          (b) REPAYMENT. Payments of the Financed Amount and interest thereon shall be due and payable as follows:

               (i) Upon the issuance to Lender (or its designee) of the Shares (as hereinafter defined) described in
          Section 10(c)(i) hereof, a portion of the Financed Amount equal to the aggregate market value (as determined in accordance with Section 10(b) hereof) of such Shares shall be fully discharged and satisfied.


               (ii) Upon the issuance to Lender (or its designee) of the balance of the Shares pursuant to Section
          10(c)(ii) hereof, an additional portion of the Financed
          Amount equal to the aggregate market value (as determined in accordance with Section 10(b) hereof) of such Shares shall be fully discharged and satisfied.

               (iii) Borrower shall pay to Lender the U.S. $2,838,000 principal balance of the Financed Amount, plus U.S. $162,000 in interest (the "Interest"), in four (4) installments due on the four (4) draw dates specified in the Letters of Credit (as hereinafter defined). Each of the installments shall be in the amount of one quarter (1/4) of the outstanding principal balance of the Financed Amount plus one quarter (1/4) of the Interest.

          (c) NO INTEREST. Except as otherwise provided in Sections 3(b)(ii) and 3(e)(ii) hereof, Borrower shall not be required to pay interest to Lender on the Financed Amount.

          (d) PREPAYMENT. The Financed Amount and any interest thereon may be prepaid, in whole, or in part, at any time and from time to time, without penalty.

          (e)  SECURITY.

               (i) Intek shall guarantee the performance of all obligations of Borrower under this Agreement by executing and delivering to Lender a guaranty in substantially the form of EXHIBIT B attached hereto
          (the "Guaranty").

               (ii) Payment of that portion of the Financed
          Amount, and interest thereon, to be repaid under
          Section 3(b)(iii) hereof shall be secured by four (4) irrevocable commercial letters of credit (each in the amount of U.S. $750,000) in the aggregate amount

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          of U.S. $3,000,000 naming Lender as the beneficiary
          thereof (together, the "Letters of Credit") and reflecting all of the terms and conditions set forth in the draft application forms attached hereto as EXHIBIT C (unless otherwise agreed between Borrower and Lender). The Letters of Credit shall be issued by a reputable financial institution (the "Bank") mutually agreed to by Borrower and Lender, acting reasonably, and shall be in a form reasonably satisfactory to Lender, which form shall adhere to the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce ("ICC") Publication No. 500, or such subsequent revision thereof adopted by the ICC as in effect on the date the Letters of Credit are delivered to Lender. Borrower shall deliver the Letters of Credit to Lender by the later to occur of
          (A) the delivery by Lender to Borrower (or its designee) of Base Stations having an aggregate purchase price of U.S. $2,906,150 under the Securicor Supply Agreement and two thousand (2,000) Mobile Radios having an aggregate purchase price of U.S. $1,100,000 under the Securicor Supply Agreement in accordance with the delivery schedule attached as EXHIBIT A hereto, or (B) June 30, 1995. Each of the Letters of Credit shall be payable over a separate three (3) month period and shall provide that Lender shall have the right to draw against such Letter of Credit, in accordance with the terms of and conditions of such Letter of Credit, no sooner than ninety (90) days after the submission by Lender to the Bank of documentary evidence of shipment by Lender to Borrower (or its designee) of Base Stations and/or Mobile Radios having an aggregate purchase price of U.S. $709,500 under the Securicor Supply Agreement (excluding the initial U.S. $4,000,000 of Base Stations and Mobile Radios delivered to Borrower in payment for the Shares pursuant to
          Section 10 hereof and, with respect to the second, third and fourth Letters of Credit, excluding the Base Stations and/or Mobile Radios whose shipment was documented in support of payment of any preceding Letter of Credit). Borrower shall bear all expenses associated with the Letters of Credit, including all charges and fees of the Bank.


          (f) ACCEPTANCE OF CERTAIN DELIVERIES. As of the date of this Agreement, Borrower (or its designee) has accepted delivery of twenty-seven (27) Base Stations and sixty-two (62) Mobile Radios. Borrower (or its designee) shall use its best efforts to complete all actions necessary to accept delivery of forty (40) additional Base Stations within ten (10) days after the date of this Agreement.

     4. TERM OF AGREEMENT; SURVIVAL. This Agreement shall be effective until all of the Liabilities (as defined below) shall have been fully paid and satisfied and all financing arrangements between Borrower and Lender shall have been terminated. Until such time, the representations and warranties of Borrower set forth in Section 6 hereof and all of Lender's rights and remedies under this Agreement shall survive. Notwithstanding the foregoing, the representations and warranties of Intek set forth in Section 10(f) hereof shall survive until the sooner to occur of (i) the date Lender (or its designee) ceases to own any of the Shares, or (ii) the second anniversary of the date of this Agreement.

     5. CONDITIONS PRECEDENT TO FINANCING. The obligation of Lender to extend credit to Borrower hereunder is subject to the condition precedent that Lender shall have received, concurrently with the execution hereof, (i) the Guaranty, executed by a duly authorized officer of Intek, and (ii) an officer's certificate, in substantially the form of EXHIBIT D attached hereto, executed by a duly authorized officer of Borrower.

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     6.   LEGAL OPINION.  Intek's counsel shall deliver to Lender
a legal opinion in form and substance reasonably satisfactory to Lender's counsel by no later than April 21, 1995.

     7. REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower represents and warrants to Lender as follows, which representations and warranties shall continue to be true so long as any of Borrower's liabilities, obligations and indebtedness to Lender (collectively, "Liabilities") arising from this Agreement, the Roamer Supply Agreement, the Assignment, the Letters of Credit or any documents executed pursuant thereto or in connection therewith (collectively, the "Financing Documents") shall remain unpaid:

          (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business as now conducted, and to own, lease and operate its properties. Borrower has full corporate power and authority to enter into and perform the Financing Documents to which Borrower is a party. The officers of Borrower executing and delivering the Financing Documents to which Borrower is a party have full corporate power and authority to do so and to carry out the transactions contemplated thereby. Borrower is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it requires such qualification, except where the failure to be so qualified and in good standing would not have a material adverse effect on Borrower's property or business.

          (b) The execution, delivery and performance of this Agreement and of the other Financing Documents to which Borrower is a party have been duly authorized by all necessary corporate action of Borrower, and this Agreement and the other Financing Documents to which Borrower is a party constitute the valid and legally binding obligations of Borrower, enforceable against it in accordance with their respective terms.

          (c) The copies of the Certificate of Incorporation and Bylaws of Borrower, each as amended to date and as presently in effect, that have been delivered to Lender are true, correct and complete as of the date of this Agreement.

          (d) The execution, delivery and performance by Borrower of the Financing Documents to which it is a party will not: (i) violate or conflict with the Certificate of Incorporation or Bylaws of Borrower; or (ii) conflict with, result in the breach or termination or acceleration of, or constitute a default under, any lease, mortgage, trust, indenture, deed, note, agreement, commitment or other instrument to which Borrower is a party, or by which Borrower or any of its properties are bound.

          (e) No authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other person is required for the execution, delivery and performance by Borrower of this Agreement and the other Financing Documents to which it is a party.

          (f) Borrower is not in violation of any federal, state or local law, statute, ordinance, regulation or any writ, judgment, injunction, decree, decision or order of any court or governmental agency, the noncompliance with which would have a materially adverse effect on

Borrower, and Borrower has not received any notice of claimed noncompliance and has no knowledge of any claimed noncompliance.

          (g) There is no litigation, proceeding or governmental investigation pending or, to Borrower's knowledge, threatened (including, without limitation, any matters before any court, governmental agency or arbitrator), or any order, decree or injunction outstanding, that may have a materially adverse effect on Borrower.

     8. AFFIRMATIVE COVENANTS OF BORROWER. So long as any of the Liabilities shall remain unpaid, Borrower shall:

          (a) Maintain the corporate existence of Borrower and its qualification and good standing in all states in which such qualification and good standing are necessary in order for the Borrower to conduct business and own property as conducted and owned in such states.

          (b) Comply in all material respects with all applicable governmental laws, rules, regulations and orders; such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

          (c)  Furnish to Lender:

               (i) as soon as available and in any event within sixty (60) days after the end of each fiscal quarter, or in the case of the end of Borrower's fiscal year one hundred twenty (120) days, financial statements of Borrower as of the end of such fiscal quarter;

               (ii) as soon as possible, and in any event within five (5) Business Days (any day other than a Saturday, Sunday or public holiday being referred to herein as a "Business Day") after the occurrence of any Event of Default, a specific description of the nature and period of existence thereof and the action Borrower has taken and proposes to take with respect thereto; and


               (iii)     such other information respecting the
          condition or operations, financial or otherwise, of Borrower as Lender may from time to time reasonably request.

          (d) Permit Lender or any person designated by Lender in writing to call, from time to time, without hindrance or delay, at Borrower's place of business during usual business hours to inspect, audit, check and make copies of the extracts from its books, records, journals, orders, receipts and any correspondence and other data relating to their financial dealings, business or to any transactions between the parties hereto with respect to the Systems, subject to the provisions of that certain confidentiality agreement between Intek and Lender dated March 24, 1995. In exercising its rights hereunder, Lender shall not unreasonably disrupt or interfere with Borrower's conduct of business.

     9.   NEGATIVE COVENANTS OF BORROWER.  So long as any of the
Liabilities shall remain unpaid, Borrower shall not, without the prior written consent of Lender:

          (a) Sell, assign, lease or otherwise dispose of all or substantially all of any of Borrower's assets; or enter into any transaction of merger, reorganization or consolidation, or wind up, liquidate or dissolve or enter into any other transactions (except for a pro forma transaction in which the ultimate owners of Borrower remain unchanged) which would require approval of the FCC (all such transactions being referred to hereinafter individually and collectively as a "Change of Control Transaction"), or agree to a Change of Control Transaction, other than the proposed merger transaction between Intek and the wireless communications business of Midland International Corp., a Delaware corporation, and the SCL Systems Division of SCL (the "Proposed Merger").

          (b) Enter into any agreement, contract or arrangement that would materially and adversely alter its right or ability to carry on its business with respect to the Licenses.

          (c) Enter into any agreement, contract or arrangement that would materially and adversely effect its ability to perform its obligations to Lender under the Financing Documents to which it is a party.

     10.  PURCHASE AND SALE OF INTEK COMMON STOCK.

          (a) In connection with the execution of this Agreement, Lender (or such other affiliate of Securicor Group plc, an English limited company, as may be designated by Lender) has executed and delivered to Intek a subscription agreement in substantially the form of EXHIBIT E attached hereto (the "Subscription Agreement"), pursuant to which it has agreed to subscribe for, and invest by means of the forgiveness and conversion of a portion of the Financed Amount equal to U.S. $4,000,000 in shares of the common stock, par value $0.01 per share, of Intek ("Common Stock"), at the price determined in accordance with Section 10(b) hereof, and as of the dates determined in accordance with Section 10(c) hereof (the shares of Common Stock to be purchased hereunder being hereinafter collectively referred to as the "Shares").

          (b) The market value of the Shares shall be determined by the average of the closing bid and asked prices for the Common Stock from the National Association of Securities Dealers Automated Quotation System small-capitalization market for the last ten (10) days on which any trading in the Common Stock occurred immediately prior to either (i) March 22, 1995, or
(ii) the date of execution and delivery of this Agreement by all parties hereto, whichever results in the lower market value.

          (c) On the date: (i) of execution of a definitive acquisition agreement relating to the Proposed Merger on terms substantially as set forth in that certain letter of intent, dated March 20, 1995, between SCL and Intek (the "Merger Agreement") by all parties thereto, Intek shall issue Shares to Lender (or its designee) having an aggregate market value (as determined pursuant to Section 10(b) hereof) equal to the aggregate purchase price of the Systems delivered to Borrower (or its designee) as of the date of execution of the Merger Agreement; and (ii) that Lender completes delivery to Borrower (or its designee) of Base Stations having an aggregate purchase price of U.S. $2,906,150 under the Securicor Supply Agreement and two thousand (2,000) Mobile Radios having

PAGE
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an aggregate purchase price of U.S. $1,100,000 under the
Securicor Supply Agreement in accordance with the delivery schedule attached as EXHIBIT A hereto, Intek shall issue the balance, if any, of the Shares purchased hereunder to Lender (or its designee). Intek shall use its best efforts to cause its transfer agent to deliver the Shares to Lender (or its designee) within five (5) Business Days after the dates that the Shares are to be issued under this Section 10(c); provided, however, that Intek shall cause the Shares to be delivered to Lender (or its designee) no later than ten (10) Business Days after such dates. In addition, Intek shall deliver a valid and binding Registration Rights Amendment (as defined in the Subscription Agreement) to Lender (or its designee) within ten (10) Business Days after the date of issuance of the Shares referred to in Section 10(c)(i) hereof.

          (d) Unless the Merger Agreement has been fully executed and the Shares have been delivered to Lender (or its designee) pursuant to Section 10(c) hereof by August 15, 1995, then Borrower shall on that date pay U.S. $4,000,000 (or such lesser amount as shall then be owing by Borrower to Lender as determined by the value of the Base Stations and Mobile Radios then delivered to Borrower (or its designee) pursuant to EXHIBIT A hereto) to Lender in immediately available funds wired to an account designated at least five (5) days in advance by Lender. In the event that Borrower fails to make all or any portion of that payment by August 31, 1995, then SCL shall on that date pay U.S. $4,000,000 (or such lesser amount as shall then be owing by Borrower to Lender) to Lender in immediately available funds wired to an account designated at least five (5) days in advance by Lender. Borrower agrees to repay the amount, if any, paid by SCL to Lender under this Section 10(d) upon demand by SCL and to secure its repayment obligation by granting a security interest to SCL in the Base Stations and the management agreements related thereto. In the event that Borrower or SCL makes the payment in full called for by this Section 10(d): (i) a portion of the Financed Amount equal to U.S. $4,000,000 shall be fully discharged and satisfied; (ii) SCL shall have no further obligations to Lender under this Agreement; and (iii) the Subscription Agreement shall be terminated and neither Intek nor Lender shall have any further obligations thereunder.

          (e) In the event that the Shares are issued by Intek to Lender pursuant to this Section 10 but the Proposed Merger is not consummated by September 30, 1995, then:

               (i) Intek, SCL and ROH shall elect or appoint, or cause the election or appointment, of a person designated by Lender ("Lender's Designee") to the Board of Directors of Intek (the "Board") and to the Executive Committee of the Board. Intek shall take all necessary action to ensure that Lender's Designee shall be elected or appointed to, and remains on, the Board and the Executive Committee. Intek shall pay all expenses reasonably incurred by Lender's Designee in carrying out his or her duties as a director of Intek and shall maintain directors' insurance with respect to Lender's Designee in an amount satisfactory to Lender.

               (ii) Intek shall allow Lender access to the books and records of Intek at Intek's place of business during usual business hours, subject to the provisions of that certain confidentiality agreement between Intek and Lender dated March 24, 1995. In exercising its rights hereunder, Lender shall not unreasonably disrupt or interfere with Intek's conduct of business.

               (iii)     Intek shall not, without the advance
          written consent of Lender, purchase, redeem, retire or otherwise acquire any outstanding shares of any class of

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          its capital stock other than (A) on a pro-rata basis
          among all of the holders of such class of capital stock, or (B) as required by any of Intek's stock option plans.

               (iv) Intek shall not, without the advance written consent of Lender, enter into any transaction or arrangement with any person or entity that controls, is controlled by or is under common control with Intek (an "Affiliate") except in the ordinary course of and pursuant to the reasonable requirements of the business of Intek and upon fair and reasonable terms no less favorable to Intek than it would obtain in a comparable arm's length transaction with a person or entity other than an Affiliate.

All rights conferred on Lender under this Section 10(e) shall terminate upon the later to occur of (A) such date as the Financed Amount and Interest have been paid in full, and (B) such date as Lender (or its designee) ceases to own the Shares; provided, however, that such rights shall sooner terminate in the event that the Proposed Merger is consummated in accordance with the Merger Agreement. In the event of the such termination, Lender shall cause Lender's Designee to immediately resign from the Board and the Executive Committee.

          (f) Intek hereby represents and warrants to Lender as follows as of the date of this Agreement:

               (i) The Shares have been duly authorized. Upon payment for, and the issuance of, the Shares from time to time in accordance with the terms and conditions of this Agreement, the Shares will be validly issued, fully paid, nonassessable by Intek and free and clear of all liens, charges, claims and encumbrances other than as contemplated by this Agreement.

               (ii) Intek is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business as now conducted, and to own, lease and operate its properties. Intek has full corporate power and authority to enter into and perform this Agreement, the Guaranty, the Subscription Agreement and the Registration Rights Amendment (as defined in the Subscription Agreement), and any documents executed by it pursuant thereto or in connection therewith (collectively, the "Intek Documents"). The officers of Intek executing and delivering the Intek Documents have full corporate power and authority to do so and to carry out the transactions contemplated thereby. Intek is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it requires such qualification, except where the failure to be so qualified and in good standing would not have a material adverse effect on Intek's property or business.

               (iii) The execution, delivery and performance of this Agreement and of the other Intek Documents have been duly authorized by all necessary corporate action of Intek, and this Agreement and the other Intek Documents constitute the valid and legally binding obligations of Intek, enforceable against it in accordance with their respective terms.

               (iv) The copies of the Certificate of
          Incorporation and Bylaws of Intek, each as amended to date and as presently in effect, that have been delivered to Lender are true, correct and complete.

               (v) The execution, delivery and performance by Intek of the Intek Documents will not: (A) violate or conflict with the Certificate of Incorporation or Bylaws of Intek; or (B) conflict with, result in the breach or termination or acceleration of, or constitute a default under, any lease, mortgage, trust, indenture, deed, note, agreement, commitment or other instrument to which Intek is a party, or by which Intek or any of its properties are bound.

               (vi) No authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other person is required for the execution, delivery and performance by Intek of this Agreement and the other Intek Documents.

               (vii)     Intek is not in violation of any
          federal, state or local law, statute, ordinance, regulation or any writ, judgment, injunction, decree, decision or order of any court or governmental agency, the noncompliance with which would have a materially adverse effect on Intek, and Intek has not received any notice of claimed noncompliance and has no knowledge of any claimed noncompliance.

               (viii) There is no litigation, proceeding or governmental investigation pending or, to Intek's knowledge, threatened (including, without limitation, any matters before any court, governmental agency or arbitrator), or any order, decree or injunction outstanding, that may have a materially adverse effect on Intek.

               (ix) Since September 23, 1994, Intek has filed all reports and other documents as required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). After the date hereof, Intek will use its best efforts to timely file all reports and other documents required to be filed by it under applicable federal and state securities laws and regulations, including the Exchange Act. Such reports and documents, as of their respective dates, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (x)  The authorized capital stock of Intek
          consists of 20,000,000 shares of Common Stock. As of March 31, 1995, the only shares of capital stock of Intek issued and outstanding, reserved for issuance or committed to be issued (other than shares reserved for issuance under any employee or director benefit plan) were 9,382,831 shares of Common Stock. There are no statutory or contractual preemptive rights of first refusal with respect to (A) the issuance of the Shares hereunder, or (B) the issuance of any other shares of capital stock or securities of Intek.

               (xi) Except as permitted or contemplated by this Agreement, except for the disposition of substantially all the assets of Olympic Plastics Company, Inc., a California corporation that is a wholly-owned subsidiary of Intek, and except for the extension of credit to Intek by Quest Capital Corp., a British Columbia corporation f.k.a. Noramco Mining Corporation, there has not, since September 30, 1994, been any
          (A) material adverse change in Intek's assets, liabilities, business, financial condition, operations or results of operations, or (B) occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business involving Intek which would have a material adverse effect on Intek.

               (xii)     Intek will not take any action that
          would materially and adversely affect its ability to perform its obligations to Lender under the Intek
          Documents.

     11.  EVENTS OF DEFAULT AND REMEDIES.

          (a)  EVENTS OF DEFAULT.  If any of the following events
(each, an "Event of Default") shall occur and be continuing:

               (i) Borrower shall fail to make any payment of principal or interest when due and payable hereunder;


               (ii) Any representation or warranty made by Borrower herein or in any Financing Document, or by Intek herein or in any Intek Document, shall prove to have been incorrect or untrue in any material respect;


               (iii) Borrower: (A) generally fails to pay or admits in writing its inability to pay, its debts as they mature; (B) applies for or consents to or acquiesces in the appointment of a trustee, receiver or other custodian for Borrower for a substantial part of the property of Borrower; or (C) makes a general assignment for the benefit of creditors;

               (iv) Any of the following events for sixty (60) days unless dismissed, bonded or discharged: (A) a trustee, receiver or other custodian is appointed for Borrower, or for a substantial part of the property of Borrower; or (B) any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Borrower or any warrant of attachment or similar legal process is issued against any substantial part of the property of Borrower;

               (v) Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Financing Document, which failure shall continue for thirty (30) days after receipt of written notice by Borrower from Lender;

               (vi) Intek shall fail to perform or observe any term, covenant, condition or agreement to be performed by it under this Agreement, the

          Guaranty, the Subscription Agreement or the egistration Rights Agreement, which failure shall continue for thirty (30) days after receipt of written notice by Intek from Lender;

               (vii) SCL or ROH shall fail to perform or observe any term, covenant, condition or agreement to be performed by it under this Agreement, which failure shall continue for thirty (30) days after receipt of written notice by SCL or ROH, as the case may be, from Lender; or

               (viii) Borrower shall consummate any contract, agreement or understanding, whether oral or written, for a Change of Control Transaction (other than the Proposed Merger) without Lender's prior written consent thereto;

then in any such Event of Default (and following written notice of default if required by the applicable Event of Default) which is not cured within any grace period specified herein, Lender may declare the entire amount of principal and interest due hereunder immediately due and payable and may exercise any rights and remedies available to it under any of the Financing Documents or applicable law. Notwithstanding any other provisions herein, to the extent that the rules, regulations and policies of the FCC apply to any transactions contemplated under this Agreement, Lender and Borrower shall comply with such rules, regulations and policies.

          (b) REMEDIES CUMULATIVE. If an Event of Default shall have occurred, Lender, in addition to each right, power and remedy of Lender provided in the Financing Documents, may under-take appropriate judicial proceedings or may proceed with any other right or remedy existing at law or in equity or by statute or otherwise. Each right, power and remedy of Lender provided for in the Financing Documents or now or hereafter existing at law or in equity or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for herein, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise or partial exercise by Lender of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other rights, powers or remedies.

     12. SPECIFIC PERFORMANCE. Each party hereto agrees and acknowledges that, in the event of a material breach of this Agreement, the non-defaulting parties would be irreparably damaged thereby, which damage could not be adequately compensated except by specific performance by the defaulting party. In the event that such a material breach occurs or is threatened, it is agreed that any non-defaulting party shall be entitled to temporary and permanent injunctive relief, including, without limitation, specific performance of this Agreement, without any showing of actual damage or inadequacy of legal remedy in any proceeding which may be brought to enforce this Agreement.

     13. NO PUBLICITY. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for herein shall be made by any party hereto unless planned and coordinated jointly among the parties hereto, except to the extent otherwise required by law.

     14. EXPENSES. Each party shall each pay its own expenses, including, without limitation, the expenses of its counsel, investment bankers and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.

     15. NOTICES. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or personally delivered, in each event to the address or telecopier number of the addressee set forth above, or at such other address or telecopier number as shall be designated by any party in a written notice to the other party. All such notices and communications shall: (i) if mailed, be effective seven (7) days after deposit into the U.S. or English mail with international air mail postage prepaid; (ii) if telecopied, be effective upon facsimile transmission with confirmation thereof; or (iii) if personally delivered, be effective upon delivery thereof.

     16. INTERPRETATION. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement; provided, however, that if the rendering of any such provision as ineffective shall alter the commercial basis of this Agreement, the parties shall renegotiate this Agreement.

     17. ASSIGNMENT. Lender may assign its rights and obligations under this Agreement to an affiliate of Lender. Any such assignee of Lender shall have all of the rights, powers, privileges and remedies of Lender hereunder.

     18. AMENDMENT. No amendment of this Agreement of shall be effective unless the same shall be in writing and signed by all parties hereto.

     19. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

     20. HEADINGS. The headings of the Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto, and supersedes all prior agreements and understandings between them, regarding the subject matter hereof.

     22. COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall constitute an original, and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                              LINEAR MODULATION TECHNOLOGY
                              LIMITED

                              By:/s/  M. Wilkinson
                              Its:  Director

                              ROAMER ONE, INC.

                              By:/s/  David Neibert
                              Its:  President


                              INTEK DIVERSIFIED CORPORATION

                              By:/s/  Nicholas R. Wilson
                              Its:  Chairman

                              SIMMONDS COMMUNICATIONS LIMITED

                              By:/s/  John G. Simmonds
                              Its:  Chief Executive Officer


                              WITH RESPECT TO SECTION 10(e)(i)
                              ONLY:

                              ROAMER ONE HOLDINGS, INC.

                              By:/s/  Nicholas R. Wilson
                              Its:  President